Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-101389) of Constar International Inc. of our report dated June 25, 2007 relating to the financial statements of Constar International Inc. 401(k) Retirement Savings Plan for the year ended December 31, 2006, which appears in this Form 11-K.

/s/ Parente Randolph, LLC

Philadelphia, Pennsylvania

June 27, 2007